UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2018

Trecora Resources
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-33926 (Commission File Number)	75-1256622 (IRS Employer Identification No.)

1650 Hwy 6 South, Suite 190
Sugar Land, Texas 77478
(Address of principal executive offices, including Zip Code)

(281) 980-5522
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 26, 2018, the Board of Directors (the “Board”) of Trecora Resources (the “Company”) appointed Patrick D. Quarles, age 51, as President and Chief Executive Officer of the Company, effective as of December 3, 2018 (the “Effective Date”). Mr. Quarles currently serves as a director of the Company and will continue to serve in that role following this appointment. Mr. Quarles will no longer serve on any committees of the Board and will no longer receive compensation from the Company for his service as a director of the Company.
Mr. Quarles served as Executive Vice President and President, Acetyl Chain and Integrated Supply Chain at Celanese Corporation from 2015 to 2017. Prior to joining Celanese Corporation, Mr. Quarles held a variety of leadership positions at LyondellBasell Industries N.V., before serving as Senior Vice President of the Intermediates and Derivatives (“I&D”) segment and the supply chain and procurement functions from January 2015 to June 2015. This time included serving as a member of LyondellBasell’s Management Board from 2014 to 2015, Senior Vice President — I&D from 2009 to 2014, Senior Vice President Propylene Oxide and Derivatives from 2008 to 2009 and Vice President of Performance Chemicals from 2004 to 2008. Mr. Quarles began his career in 1990 at ARCO Chemical/Union Carbide, where he held various positions in sales, marketing and business management. Mr. Quarles earned a Bachelor of Science in Mechanical Engineering from Clemson University and an MBA from the Kellogg School of Management at Northwestern University.
In connection with his appointment as President and Chief Executive Officer, Mr. Quarles has entered into an employment agreement with the Company (the “Employment Agreement”) and will be entitled to receive the following compensation commencing on the Effective Date:

•	an annual base salary of $600,000;

•	target annual cash bonus equal to 100% of his base salary;

•	target annual long-term equity incentive award equal to 130% of his base salary;

•	a one-time award of 75,000 restricted stock units, vesting in equal installments over a three-year period;

•	participation in benefit plans on the same basis as those generally made available to other senior executives of the Company; and

•	a monthly housing allowance of $5,000 until the earlier of (i) one year from the Effective Date or (ii) the termination of Mr. Quarles’ employment with the Company.
If Mr. Quarles employment is terminated due to death or disability, he will also be entitled to receive (i) any accrued and unpaid base salary through the date of termination, (ii) reimbursement for any reimbursable business expenses and (iii) such benefits as may be provided under the terms of the Company’s benefits plans. If Mr. Quarles’ employment is terminated by the Company without Cause (as defined in the Employment Agreement) or by Mr. Quarles for Good Reason (as defined in the Employment Agreement), other than in the context of a Corporate Change (as defined in the Employment Agreement), he will also be entitled to receive (i) any accrued and unpaid base salary through the date of termination, (ii) reimbursement for any reimbursable business expenses, (iii) such benefits as may be provided under the terms of the Company’s benefits plans, (iv) a lump sum payment in an amount equal to twelve months of his then base salary and (v) Mr. Quarles’ annual cash incentive for the year in which termination occurs, prorated for the portion of the year in which Mr. Quarles worked and calculated based on target performance, and all restricted stock units granted in connection with his appointment and all other unvested time-based restricted stock units shall become fully vested. In the event Mr. Quarles’ employment is terminated by the Company without Cause or by Mr. Quarles for Good Reason within eighteen months following a Corporate Change, he will receive the benefits listed in (i) through (iii) of the preceding sentence and a lump sum payment in an amount equal to twenty-four months of his then base salary, and all outstanding and unvested equity awards shall immediately vest. All severance payments not required by law are subject to Mr. Quarles’ compliance with the surviving portions of the Employment Agreement and execution of an irrevocable release of claims in favor of the Company and related parties.
The Employment Agreement will provide for an indefinite term until terminated in accordance with the Employment Agreement and will include customary non-disclosure, non-competition and non-solicitation covenants.
In connection with the appointment of Mr. Quarles, Simon Upfill-Brown, the Company’s current President, Chief Executive Officer and Chief Operating Officer, will resign from the Company, including from the Board, effective as of the

Effective Date. Mr. Upfill-Brown’s decision to resign is not due to any disagreements with the Company. The Company expects to enter into a separation agreement, or similar arrangement, with Mr. Upfill-Brown at a later date.
Following the resignation of Mr. Upfill-Brown, Mr. Quarles will serve as the Company’s principal operating officer on an interim basis.
A copy of the press release announcing Mr. Quarles’ appointment and Mr. Upfill-Brown’s resignation is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
99.1	Press Release of the Company, dated November 30, 2018.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRECORA RESOURCES

Date: November 30, 2018	By:	/s/ Sami Ahmad
Sami Ahmad
Chief Financial Officer